UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT




                      PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934



       DATE OF REPORT (Date of earliest event reported): June 15, 2000





                        CITIZENS FINANCIAL CORPORATION
            (Exact name of registrant as specified in its charter)




         Kentucky                    0-20148                  61-1187135
 (State of Incorporation)   (Commission File Number)       (I.R.S. Employer
                                                         Identification No.)




              12910 Shelbyville Road, Louisville, Kentucky 40243
                   (Address of principal executive offices)


                                (502) 244-2420
                       (Registrant's telephone number)




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CITIZENS FINANCIAL CORPORATION, Form 8-K:


INFORMATION TO BE INCLUDED IN THE REPORT
ITEM 5.  OTHER



On June 15, 2000, the Company was informed of an action filed against its subsidiary, United Liberty Life Insurance Company ("United") by two policyholders in the Butler County (Ohio) Court of Common Pleas. The Company acquired United in May, 1998. The complaint in the action refers to a particular class of life insurance policies that United issued over a period of years ending around 1971. The complaint alleges that United has been obligated under these policies to pay dividends to all holders of these policies as a group equal to 25% of United's net gain from operations each year and that United's actual dividend payments from 1993 through 1999 were less than the required amount. The complaint does not specify the amount of the alleged underpayment but it implies that the maximum amount would be about $1 million. The plaintiffs also allege that United is liable to pay punitive damages, also in an unspecified amount, for breach of an implied covenant of good faith and fair dealing to the plaintiffs in relation to the dividends. The plaintiffs are seeking to have the action certified as a class action on behalf of all other policyholders whose policies were still in force in 1993.

United has filed its answer denying the material allegations of the complaint and intends to defend the action vigorously. The Company expects that the parties will next engage in pre-trial discovery proceedings, in relation both to the plaintiffs' underlying allegations and their request for class action certification. At this early stage of the litigation, the Company is unable to determine whether an unfavorable outcome of the action is likely to occur or, alternatively, whether the chance of such an outcome is remote. Therefore, at this time, management has no basis for estimating potential losses, if any.




                                  SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                               CITIZENS FINANCIAL CORPORATION

                                     /s/ Lane A. Hersman
                               BY:-------------------------------------
                                     Lane A. Hersman
                                     Executive Vice President
Date:  July 19, 2000


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